QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NitroMed, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NITROMED, INC.
45 HAYDEN AVENUE, SUITE 3000
LEXINGTON, MASSACHUSETTS 02421

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2008

To our stockholders:

        We invite you to attend the 2008 Annual Meeting of Stockholders of NitroMed, Inc., which will be held on Wednesday, May 14, 2008 at 1:00 p.m., local time, at the offices of NitroMed, Inc., 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421. At the meeting, stockholders will consider and vote on the following matters:

  1.
  To elect ten (10) members to serve on our board of directors.

  2.
  To ratify the appointment by our audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on April 4, 2008 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

        We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the annual meeting. A postage-prepaid envelope has been enclosed for your convenience. If you attend the meeting, you may revoke your proxy and vote your shares in person.

        All stockholders are cordially invited to attend the meeting.

                      By Order of the Board of Directors,

                      MATTHEW A. EBERT
                      Secretary

Lexington, Massachusetts
April 16, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

TABLE OF CONTENTS

VOTING SECURITIES AND VOTES REQUIRED	1
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	2
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	5
PROPOSAL ONE—ELECTION OF DIRECTORS	5
Nominees for Directors	5
CORPORATE GOVERNANCE	8
General	8
Corporate Governance Guidelines	8
Board Determination of Independence	9
Director Nomination Process	9
Board of Directors Meetings, Committees and Attendance	9
Executive and Director Compensation Processes	12
Communicating with the Independent Directors	12
Code of Business Conduct and Ethics	12
Report of the Audit Committee	13
Independent Registered Public Accounting Firm Fees	14
Pre-Approval Policies and Procedures	14
TRANSACTIONS WITH RELATED PERSONS	14
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS	14
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	16
Compensation Discussion and Analysis	16
Summary Compensation Table	22
Grants of Plan-Based Awards	27
Outstanding Equity Awards at 2007 Fiscal Year End	28
Option Exercises and Stock Vested in Fiscal Year 2007	29
Potential Payments Upon Termination or Change in Control	29
Compensation of Directors	34
Director Compensation Table	35
Securities Authorized for Issuance Under Equity Compensation Plans	36
Compensation Committee Interlocks and Insider Participation	36
Report of the Compensation Committee	37
PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37
OTHER MATTERS	37
SOLICITATION OF PROXIES	37
REVOCATION OF PROXY	38
STOCKHOLDER PROPOSALS	38

NITROMED, INC.
45 HAYDEN AVENUE, SUITE 3000
LEXINGTON, MASSACHUSETTS 02421

PROXY STATEMENT

for the 2008 Annual Meeting of Stockholders
to be held on May 14, 2008

        This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of NitroMed, Inc. (also referred to in this proxy statement as "NitroMed," "we" or "us") for use at the 2008 Annual Meeting of Stockholders to be held on Wednesday, May 14, 2008 at 1:00 p.m., local time, at the offices of NitroMed, 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421, and any adjournment thereof.

        All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our secretary or by appearing at the meeting and voting in person.

        Our Annual Report to Stockholders for the fiscal year ended December 31, 2007 is being mailed to stockholders with the mailing of these proxy materials on or about April 16, 2008.

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to the Investor Relations Department, NitroMed, Inc., 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421.

VOTING SECURITIES AND VOTES REQUIRED

        Stockholders of record at the close of business on April 4, 2008 will be entitled to notice of and to vote at the annual meeting. As of that date, 46,125,965 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. We have no other securities entitled to vote at the meeting.

        The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

        Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matters submitted to our stockholders, including the ratification of Ernst & Young LLP as our independent registered public accounting firm, require the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting. The votes will be counted, tabulated and certified by a representative of American Stock Transfer & Trust Company, our transfer agent and registrar. Matthew A. Ebert, our deputy general counsel, secretary and treasurer, will serve as the inspector of elections at the annual meeting.

        Shares which abstain from voting as to a particular matter, and shares held in "street name" by banks or brokerage firms who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as "broker non-votes," will not be considered as present and entitled to vote with respect to a particular matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting, but will be counted for the purpose of determining whether a quorum exists.

        Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified in those proxies. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, the persons named in the accompanying proxy intent to vote in favor of the election as directors of those persons named in this proxy statement, in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm and in accordance with their judgment on any other items that may properly come before the meeting. If the shares you own are held in "street name," the bank or brokerage firm, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in "street name," you will need to follow the directions your bank or brokerage firm provides you.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to our Investor Relations Department, NitroMed, Inc., 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421, telephone: (781) 266-4000. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2008 by:

  •
  each person or entity that beneficially owns more than 5% of the outstanding shares of our common stock;

  •
  each of our current directors;

  •
  each of our executive officers named below under the heading "Compensation of Executive Officers and Directors—Summary Compensation Table," whom we refer to as our named executive officers; and

  •
  all of our current directors and executive officers as a group.

        The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options Exercisable Within 60 Days	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(2)
5% Stockholders
Funds Managed by HealthCare Ventures, L.L.C. Nassau Street, Second Floor Princeton, NJ 08837(3)	3,239,598		—		3,239,598	7.0%
Rho Ventures 152 West 57th Street, 23rd Floor New York, NY 10019(4)	5,397,711		—		5,397,711	11.7%
Invus Public Equities, L.P. 750 Lexington Avenue, 30th Floor New York, NY 10022(5)	4,989,024		—		4,989,024	10.8%
James E. Flynn 780 Third Avenue, 37th Floor New York, NY 10017(6)	2,911,831		—		2,911,831	6.3%
Named Executive Officers
Kenneth M. Bate	—		411,668		411,668	*
James G. Ham, III(7)	50,746		105,250		155,996	*
Gerald W. Bruce(8)	57,590		85,500		143,090	*
Jane A. Kramer(9)	46,313		84,662		130,975	*
L. Gordon Letts, Ph.D.(10)	128,367		410,200		538,567	1.2%
Manuel Worcel, M.D.(11)	252,896		280,734		533,630	1.1%
Directors
Robert S. Cohen	12,500		57,500		70,000	*
Frank L. Douglas, M.D., Ph.D.	—		35,000		35,000	*
Zola Horovitz, Ph.D.	12,500		57,500		70,000	*
Argeris N. Karabelas, Ph.D.(12)	1,403,460		408,749		1,812,209	3.9%
Mark Leschly(13)	5,421,455		45,000		5,466,455	11.8%
John W. Littlechild(14)	3,306,360		46,875		3,353,235	7.3%
Joseph Loscalzo, M.D., Ph.D.	3,449		135,625		139,074	*
Davey S. Scoon	—		57,500		57,500	*
Christopher J. Sobecki(15)	4,989,024		5,000		4,994,024	10.8%
All current directors and executive officers as a group (13 persons)	15,303,397		1,535,829		16,839,226	35.3%

*
Less than 1% of our outstanding common stock.

(1)
Unless otherwise indicated, the address of each stockholder is c/o NitroMed, Inc., 45 Hayden Avenue, Suite 3000, Lexington, MA 02421.

(2)
Percentage of beneficial ownership is based on 46,125,965 shares of our common stock outstanding as of January 31, 2008. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of January 31, 2008, are deemed outstanding for purposes of computing the percentage of the person holding such options, but are not deemed outstanding for purposes of computing the percentage for any other person.

(3)
Consists of 1,240,788 shares of common stock held by HealthCare Ventures V, L.P. and 1,998,810 shares of common stock held by HealthCare Ventures VI, L.P. Mr. Littlechild, a director of

  NitroMed, is a general partner of HealthCare Partners V, L.P. (which is the general partner of HealthCare Ventures V, L.P.) and HealthCare Partners VI, L.P. (which is the general partner of HealthCare Ventures VI, L.P.). Mr. Littlechild disclaims beneficial ownership of the shares held by each of the funds managed by HealthCare Ventures, L.L.C., except to the extent of his pecuniary interest therein.

(4)
Consists of 2,647,802 shares of common stock held by Rho Management Trust II, 450,376 shares of common stock held by Rho Management Trust III, 77,932 shares of common stock held by Rho Investment Partners "H" L.P., 21,145 shares of common stock held by Rho Management Partners L.P., 378,884 shares of common stock held by Rho Ventures IV L.P., 891,990 shares of common stock held by Rho Ventures IV (QP) L.P. and 929,582 shares of common stock held by Rho Ventures IV GmbH & Co., Beteiligungs KG. Mr. Leschly, a director of NitroMed, is a managing member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a managing director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a managing partner of the investment advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of the shares held by each of the funds managed by Rho Capital Partners, Inc. except to the extent of his pecuniary interest therein.

(5)
Consists of 4,989,024 shares of common stock held by Invus Public Equities, L.P. Mr. Sobecki, a director of NitroMed, is managing director of The Invus Group, LLC, which is an affiliate of Invus Public Equities, L.P. Mr. Sobecki disclaims beneficial ownership of the shares held by Invus Public Equities, L.P., except to the extent of his pecuniary interest therein.

(6)
Based upon a Schedule 13G filed with the SEC on February 1, 2008. Consists of 1,031,652 shares of common stock held by Deerfield Special Situations Fund, L.P., whose general partner is Deerfield Capital, L.P., and 1,880,179 shares of common stock held by Deerfield Special Situations International Limited, whose investment manager is Deerfield Management Company, L.P. Mr. Flynn is the managing member of general partner of Deerfield Capital, L.P. and the managing member of the general partner of Deerfield Management Company, L.P.

(7)
Mr. Ham ceased to serve as our vice president, chief financial officer, treasurer and secretary on April 11, 2008.

(8)
Mr. Bruce ceased to serve as our senior vice president, commercial operations on March 15, 2008.

(9)
Ms. Kramer ceased to serve as our vice president, corporate affairs on April 15, 2008.

(10)
Dr. Letts ceased to serve as our senior vice president, research and development and chief scientific officer on May 21, 2007. Pursuant to the terms of a transition agreement dated as of that date, Dr. Letts continues to serve as our scientific and technology advisor.

(11)
Based upon a Statement of Changes in Beneficial Ownership on Form 4 filed by Dr. Worcel with the SEC on January 18, 2008. Dr. Worcel ceased to serve as our chief medical officer on January 17, 2008.

(12)
Includes 1,332,856 shares of common stock held by funds managed by Care Capital LLC, 36,885 shares held by Jan and Lotte Leshly and 22,540 shares held by David Ramsay. Mr. Ramsay and Mr. Leschly are partners of Care Capital LLC. Dr. Karabelas, a director of NitroMed, is also a partner of Care Capital LLC. Dr. Karabelas disclaims beneficial ownership of the shares held by each of the funds of NitroMed managed by Care Capital LLC, except to the extent of his pecuniary interest therein. Dr. Karabelas served as our interim president and chief executive officer from March 20, 2006 to January 19, 2007.

(13)
Includes 5,397,711 shares of common stock held by funds managed by Rho Ventures. See Note 4 above.

(14)
Includes 3,239,598 shares of common stock held by funds managed by HealthCare Ventures, L.L.C. See Note 3 above.

(15)
Includes 4,989,024 shares of common stock held by Invus Public Equities, L.P. See Note 5 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of our records and written representations by the persons required to file these reports, we believe that all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL ONE—ELECTION OF DIRECTORS

        The persons named in the enclosed proxy card will vote to elect as directors the ten nominees named below, unless you indicate in your proxy that your shares should be withheld from one or more of the nominees. If a stockholder returns a proxy card without contrary instructions, the persons named as proxies intend to vote to elect as directors the nominees identified below, each of whom is currently a member of our board of directors. Each director will be elected to hold office until the 2009 Annual Meeting of Stockholders and until his successor is elected and qualified, or until his earlier death, resignation or removal.

        The number of directors of NitroMed is fixed at ten. The persons named as proxies cannot vote to elect as directors a greater number of directors than the ten directors named below. All nominees have indicated their willingness to serve if elected. However, if any director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

        Set forth below is the name and age of each member of our board of directors, his length of service as a member of our board of directors, principal occupation and business experience during the past five years and the name of other publicly held companies of which he serves as a director. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of January 31, 2008 appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management."

        No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Board Recommendation

        The board of directors recommends a vote "FOR" the election of each of the following nominees.

Nominees for Directors

Argeris N. Karabelas, Ph.D., age 55, became a director in 2002.

        Argeris N. Karabelas, Ph.D. has served as a member of our board of directors since January 2002 and as our chairman since August 2003. Dr. Karabelas served as our interim president and chief executive officer between March 2006 and January 2007. Since October 2001, he has been a partner in Care Capital LLC, a life sciences investment firm. From July 2000 to October 2001, Dr. Karabelas served as chairman of Novartis BioVentures Ltd., a private equity firm affiliated with Novartis Pharma A.G., a pharmaceutical company. Dr. Karabelas served as chief executive officer of worldwide pharmaceuticals for Novartis Pharma AG from December 1997 to July 2000. He is a member of the visiting committee for health sciences and technology at the Massachusetts Institute of Technology. In addition to serving as a director of several privately held life sciences companies, Dr. Karabelas serves as a director of Human Genome Sciences, Inc., SkyePharma plc., Minster Pharmaceuticals plc. and Vanda Pharmaceuticals Inc. Dr. Karabelas holds a B.S. in biochemistry from the University of New Hampshire and a Ph.D. in pharmacokinetics from the Massachusetts College of Pharmacy.

Kenneth M. Bate, age 57, became a director in 2007.

        Kenneth M. Bate has served as a member of our board of directors and as our president and chief executive officer since January 2007. Since April 2008, Mr. Bate has also served as our interim chief financial officer. From March 2006 to January 2007, Mr. Bate served as our chief financial officer, chief operating officer, treasurer and secretary. From January 2005 to March 2006, Mr. Bate was employed at JSB Partners, a firm which Mr. Bate co-founded that provides banking and advisory services to biopharmaceutical companies. From December 2002 to January 2005, Mr. Bate held the positions of executive vice president, head of commercial operations and chief financial officer at Millennium Pharmaceuticals, Inc., a life sciences company. From 1999 to 2002, Mr. Bate served as a partner at JSB Partners. From 1997 to 1999, Mr. Bate served as senior managing director and chief executive officer of MPM Capital, which provides banking and advisory services to biopharmaceutical companies. From 1990 to 1996, Mr. Bate served in the positions of vice president and chief financial officer and vice president, marketing and sales, at Biogen Idec Inc., a pharmaceutical company. Mr. Bate serves as a director of Cubist Pharmaceuticals, Inc. Mr. Bate also serves as a director of AVEO Pharmaceuticals, Inc., a privately held company. Mr. Bate holds a B.A. degree in chemistry from Williams College, and a M.B.A. from the Wharton School of the University of Pennsylvania.

Robert S. Cohen, age 65, became a director in 1997.

        Robert S. Cohen has served as a member of our board of directors since July 1997. Since June 2001, Mr. Cohen has served as a consultant to pharmaceutical and biotechnology companies. From October 1999 to May 2001, Mr. Cohen served as chief executive officer of Memory Pharmaceuticals Corp., a pharmaceutical company. From March 1997 to June 1999, Mr. Cohen served as president and chief executive officer of Shire Laboratories Inc., a drug delivery company. Mr. Cohen also served first as chief operating officer and then as chief executive officer of Pharmavene Inc., which subsequently merged with Shire Pharmaceutical Group, plc. Mr. Cohen holds a B.S. and a M.S. degree from Brooklyn College of Pharmacy of Long Island University and attended the Harvard Business School Advanced Management Program.

Frank L. Douglas, M.D., Ph.D., age 64, became a director in 2005.

        Frank L. Douglas, M.D., Ph.D. has served as a member of our board of directors since April 2005. Since July 2007, Dr. Douglas has served as a partner at Pure Tech Ventures, a life sciences venture capital and consulting firm. In addition, Dr. Douglas has served since December 2007 as a senior fellow at the Ewing Marion Kauffman Foundation, a not-for-profit organization. From July 2005 until June 2007, Dr. Douglas served as professor of the practice at the Sloan School of Management at the Massachusetts Institute of Technology, where he was also executive director of the Center for Biomedical Innovation. From February 2005 to June 2005, Dr. Douglas was an executive in residence at the Sloan School of Management. From January 2000 to October 2004, Dr. Douglas served as executive vice president and chief scientific officer of Aventis S.A., a developer of pharmaceuticals and human vaccines. From 1995 to 1999, Dr. Douglas served as executive vice president and head of global research and development at Hoechst Marion Roussel, a pharmaceuticals company that merged with Rhone Poulenc Rorer to form Aventis S.A. Dr. Douglas is a director of Ore Pharmaceuticals Inc., and also serves as chairman of the board of directors of privately held Solace Pharmaceuticals Inc. Dr. Douglas also is a fellow of the High Blood Pressure Council, a member of the advisory board of the University of Frankfurt/Main, Germany and a member of the advisory board of the Institute of Basic and Biological Sciences at Johns Hopkins University. Dr. Douglas holds a Ph.D. in physical chemistry and a M.D. from Cornell University.

Zola Horovitz, Ph.D., age 73, became a director in 1997.

        Zola Horovitz, Ph.D. has served as a member of our board of directors since September 1997. Dr. Horovitz has served as a consultant to companies in the pharmaceutical and biotechnology industries since 1994. Prior to his retirement in 1994, Dr. Horovitz served as vice president, business development and planning for Bristol-Myers Squibb Company. Dr. Horovitz serves as a director of Avigen, Inc., BioCryst Pharmaceuticals, Inc., DOV Pharmaceutical, Inc., Genaera Corporation, GenVec, Inc., Immunicon Corporation and Palatin Technologies, Inc. Dr. Horovitz holds a Ph.D. in pharmacology, a M.S. in pharmacology and a B.S. in pharmacy from the University of Pittsburgh.

Mark Leschly, age 39, became a director in 1996.

        Mark Leschly has served as a member of our board of directors since September 1996. Since July 1999, Mr. Leschly has been a managing partner with Rho Capital Partners, an investment and venture capital management company. From July 1994 to July 1999, Mr. Leschly was first an associate and then a general partner of HealthCare Ventures, L.L.C., a venture capital management company. From September 1991 to June 1993, Mr. Leschly served as a consultant for McKinsey & Co., a management consulting company. In addition to serving as a director of Verenium Corporation, Tercica, Inc. and Senomyx, Inc., each biotechnology companies, Mr. Leschly is also a director of a number of privately held companies. Mr. Leschly holds a B.A. degree from Harvard University and a M.B.A. from the Stanford Graduate School of Business.

John W. Littlechild, age 56, became a director in 1999.

        John W. Littlechild has served as a member of our board of directors since June 1999. Mr. Littlechild previously served as our president from inception to May 1993 and as a director from May 1992 to December 1997. Since 1992, he has served as general partner of HealthCare Ventures, L.L.C., a venture capital management company. He currently serves on the executive committee of the board of fellows for Harvard Medical School, as well as on the science and technology committee and as chairman of the microbiology department advisory board. Mr. Littlechild also serves as a director of a number of privately held life sciences companies. Mr. Littlechild holds a B.Sc. from the University of Manchester in England and a M.B.A. from the Manchester Business School.

Joseph Loscalzo, M.D., Ph.D., age 56, became a director in 2004.

        Joseph Loscalzo, M.D., Ph.D. has served as a member of our board of directors since January 2004. Since July 2005, he has served as chairman of the Department of Medicine and physician-in-chief at Brigham and Women's Hospital and as chairman of the Department of Medicine at Harvard Medical School. From February 1997 to June 2005, he served as chairman of the Department of Medicine at Boston University. From 1994 to 1997, Dr. Loscalzo served as chief of cardiology at Boston University School of Medicine. Dr. Loscalzo also served as the director of the Whitaker Cardiovascular Institute at Boston University School of Medicine from 1994 to 2005 and as physician-in-chief at the Boston Medical Center from 1997 to 2005. From 1984 to 1994, Dr. Loscalzo was a member of the faculty of Harvard University, where he rose to the rank of associate professor of medicine, and of the staff at Brigham and Women's Hospital, where he became the director of the Center for Research in Thrombolysis. Dr. Loscalzo is a member of the science advisory board of BioMarin Pharmaceutical Inc. Dr. Loscalzo holds an A.B., a M.D. and a Ph.D. in biochemistry from the University of Pennsylvania.

Davey S. Scoon, C.P.A., age 61, became a director in 2003.

        Davey S. Scoon has served as a member of our board of directors since November 2003. Since June 2005, Mr. Scoon has been principally engaged as non-executive chairman of the board of directors of Tufts Health Plan, where he has been a director since 1981. Mr. Scoon is a member of the board of directors of Advanced Magnetics, Inc. and is chairman of the board of trustees of Allianz Mutual Funds. He also serves as an adjunct instructor at Tufts University School of Medicine. From October 2003 to June 2005, Mr. Scoon was chief administrative and financial officer of Tom's of Maine, a company that manufactures natural care products. From November 2001 to June 2003, Mr. Scoon served as chief administrative and financial officer for Sun Life Financial, a financial services firm. From August 1999 to November 2001, Mr. Scoon served as vice president and chief financial officer for Sun Life Financial. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston (formerly Colonial Management) as executive vice president and chief operating officer. Mr. Scoon holds a B.B.A. from the University of Wisconsin and a M.B.A. from the Harvard Business School.

Christopher J. Sobecki, age 49, became a director in 2006.

        Christopher J. Sobecki has served as a member of our board of directors since May 2006. Since 1989, Mr. Sobecki has been employed at The Invus Group, LLC, a New York based private equity and investment management firm, where he currently serves as managing director. Mr. Sobecki is a member of the board of directors of Weight Watchers International and Lexicon Pharmaceuticals, Inc. Mr. Sobecki is also a director of a number of privately held companies. Mr. Sobecki holds a B.S. in industrial engineering from Purdue University and a M.B.A. from the Harvard Business School.

CORPORATE GOVERNANCE

General

        We believe that good corporate governance is important to ensure that NitroMed is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. We have posted copies of the charters of our audit, compensation and nominating and corporate governance committees on the corporate governance section of our website, www.nitromed.com.

Corporate Governance Guidelines

        Our board of directors has adopted corporate governance guidelines to assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of NitroMed and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors, provide that:

  •
  the principal responsibility of the board of directors is to oversee the management of the business and affairs of NitroMed;

  •
  a majority of the members of our board of directors shall be independent directors;

  •
  the non-employee directors shall meet regularly in executive session;

  •
  directors shall have full and free access to our officers and employees and, as necessary and appropriate, independent advisors;

  •
  all new directors participate in an orientation program and all directors are expected to maintain the necessary level of expertise to perform his or her responsibilities as a director; and

  •
  at least annually, the board of directors and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

        Under applicable NASDAQ Stock Market rules, a director will only qualify as an "independent director" if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Robert S. Cohen, Frank L. Douglas, M.D., Ph.D., Zola Horovitz, Ph.D., Mark Leschly, John W. Littlechild, Joseph Loscalzo, M.D., Ph.D., Davey S. Scoon or Christopher J. Sobecki has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 4200(a)(15) of The NASDAQ Stock Market, Inc. Marketplace Rules.

Director Nomination Process

        The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board of directors.

        In considering whether to recommend any particular candidate for inclusion in the board of directors' slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

        Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting in writing their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, NitroMed, Inc., 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth below under the heading "Stockholder Proposals."

Board of Directors Meetings, Committees and Attendance

        The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our board of directors is to oversee the management of our company and, in doing so, serve the best interests of our company and our stockholders. The board of directors selects, evaluates and provides for the succession of executive officers and, upon the recommendation of our nominating and corporate governance committee and subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board of directors also participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at board of directors and committee meetings.

        Our board of directors met eight times during the fiscal year ended December 31, 2007, either in person or by teleconference. During 2007, each director, except for Dr. Douglas and Dr. Loscalzo, attended at least 75% of the aggregate total number of board meetings and meetings held by all committees on which he then served. Dr. Douglas and Dr. Loscalzo each attended approximately 63% of the total number of board meetings during the fiscal year ended December 31, 2007. During the fiscal year ended December 31, 2007, neither Dr. Douglas nor Dr. Loscalzo served on any committees of our board.

Annual Meeting of Stockholders

        We have no formal policy regarding director attendance at the annual meeting of stockholders, although all directors are expected to attend the annual meeting of stockholders if they are able to do so. One of our directors attended the 2007 annual meeting of stockholders.

Board Committees

        The board of directors has established three standing committees—audit, compensation and nominating and corporate governance—each of which operates under a charter that has been approved by our board of directors.

        The board of directors has determined that all of the members of each of the board's three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Audit Committee

        The audit committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from our independent registered public accounting firm;

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  coordinating the board of directors' oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

  •
  establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

  •
  meeting independently with our independent registered public accounting firm and management;

  •
  reviewing and approving or ratifying any related person transactions; and

  •
  preparing the audit committee report required by Securities and Exchange Commission rules (which is included on page 13 of this proxy statement).

        The board of directors has determined that Mr. Scoon is an "audit committee financial expert" as defined by applicable SEC rules.

        The members of the audit committee are Mr. Scoon (Chairman), Mr. Cohen and Dr. Horovitz. The audit committee met five times in 2007.

Compensation Committee

        The compensation committee's responsibilities include:

  •
  annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

  •
  determining the compensation of our chief executive officer;

  •
  reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

  •
  reviewing and making recommendations to our board of directors regarding our incentive compensation plans and equity- based plans;

  •
  reviewing and making recommendations to our board with respect to director compensation;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis," which is included beginning on page 16 of this proxy statement; and

  •
  preparing the compensation committee report required by SEC rules, which is included on page 37 of this proxy statement.

        The members of the compensation committee are Mr. Leschly (chair), Mr. Cohen and Mr. Scoon. The compensation committee met seven times during 2007.

        The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading "Executive and Director Compensation Processes."

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board of directors;

  •
  recommending to the board the persons to be nominated for election as directors and to each of the board's committees;

  •
  reviewing and making recommendations to the board with respect to management succession planning;

  •
  developing and recommending to the board corporate governance principles; and

  •
  overseeing an annual evaluation of the board.

        The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading "Director Nomination Process."

        The members of the nominating and corporate governance committee are Mr. Littlechild (Chairman), Dr. Horovitz and Mr. Leschly. The nominating and corporate governance committee met three times during 2007.

Executive and Director Compensation Processes

        The compensation committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole, each corporate department and each executive. Annual corporate goals are proposed by management and approved by the board of directors for the upcoming fiscal year. These corporate goals target the achievement of specific milestones in various areas, including our clinical, regulatory, and operational functions. Annual department and individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Department goals are proposed by each department head and approved by the chief executive officer. Individual goals are proposed by each executive and approved by the chief executive officer. The chief executive officer's goals are approved by the compensation committee. Annual salary increases, annual bonuses, and annual equity incentive awards granted to our executives are tied to the achievement of these corporate, department and individual performance goals.

        Our corporate governance guidelines provide that only directors who are not employees of our company or a subsidiary may receive compensation for serving on the board. Changes in the form and amount of director compensation are determined by the full board, taking into consideration our policy that fees should be in a form and amount that is customary for comparable companies and that aligns the director's interests with the long-term interests of our stockholders. Our compensation committee periodically reviews and makes recommendations to our board with respect to director compensation.

Communicating with the Independent Directors

        The board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of our board of directors (if an independent director), or the lead director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chairman of the nominating and corporate governance committee, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to our board of directors should address such communications in writing to the Board of Directors, c/o Secretary, NitroMed, Inc., 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421.

Code of Business Conduct and Ethics

        We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.nitromed.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee

        The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2007 and has discussed these financial statements with our management and our independent registered public accounting firm. Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under U.S. generally accepted auditing standards. The audit committee is responsible for providing independent, objective oversight of NitroMed's accounting functions and internal controls.

        The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), which we refer to as SAS 61. SAS 61 (as codified in AU Section 380 of the Codification of Statements on Auditing Standards) requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

  •
  methods to account for significant unusual transactions;

  •
  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  •
  the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm's conclusions regarding the reasonableness of those estimates; and

  •
  disagreements with management regarding financial accounting and reporting matters and audit procedures.

        Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The audit committee has discussed with our independent registered public accounting firm their independence from our company.

        Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the audit committee recommended to the board of directors that the audited financial statements be included in our company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

By the audit committee of the board of directors of NitroMed.

Davey S. Scoon (Chairman) Robert S. Cohen Zola Horovitz, Ph.D.

Independent Registered Public Accounting Firm Fees

        The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us in each of the last two fiscal years for audit services and other services:

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$473,200	$570,500
Audit-Related Fees	—	—
Tax Fees(2)	17,500	64,300
All Other Fees	—	—

Total Fees	$490,700	$634,800

(1)
Audit fees consist of fees for the audit of our annual financial statements and the effectiveness of internal controls over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations necessary for the financial statements to comply with U.S. generally accepted accounting principles, and other professional services provided in connection with regulatory filings, including services in connection with our registered direct public offerings.

(2)
Tax fees consist of fees for tax compliance and tax consulting. Tax compliance and related services accounted for the full amount of $17,500 of tax fees for 2007 and $16,200 of the total tax fees for 2006.

Pre-Approval Policies and Procedures

        The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

        From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

        During fiscal 2007, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

TRANSACTIONS WITH RELATED PERSONS

        Pursuant to the terms of its charter and in accordance with the policies and procedures described below, our audit committee reviews all transactions with related persons on an ongoing basis, and all such transactions must be approved by the audit committee. Transactions with related persons are defined as those transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. In 2007, our audit committee did not approve or ratify any transactions with related persons.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

        Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which NitroMed is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board's audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with NitroMed's best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

  •
  a transaction that is specifically contemplated by provisions of our charter or by-laws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

        This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to our executive officers. In addition, this section discusses the principles underlying our executive compensation policies and decisions and the factors relevant to an analysis of these policies and decisions.

        The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers on at least an annual basis.

  Our Executive Officers

        Our only current executive officer is Kenneth M. Bate, our president and chief executive officer and interim chief financial officer, who is a named executive officer for purposes of the executive compensation disclosure rules of the SEC.

        In the executive compensation tables below, pursuant to the requirements of the proxy disclosure rules, we also include information with respect to the following former executive officers of NitroMed: Argeris N. Karabelas, Ph.D., former interim president and chief executive officer; James G. Ham, III, former vice president, chief financial officer, secretary and treasurer; Gerald W. Bruce, former senior vice president, commercial operations; Jane A. Kramer, former vice president, corporate affairs; L. Gordon Letts, Ph.D., former senior vice president, research and development and chief scientific officer; and Manuel Worcel, M.D., former chief medical officer.

  Philosophy, Objectives and Process

        The primary objectives of the compensation committee with respect to executive compensation are to:

  •
  attract, motivate and retain the best possible executive talent;

  •
  ensure executive compensation is tied to our corporate strategies and the achievement of our business objectives;

  •
  promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

  •
  align executives' incentives with the creation of stockholder value.

        In order to achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies of similar size and stage of development in our industry and geographic area that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive's overall compensation to key strategic, financial and operational goals such as clinical trial progress, implementation of appropriate financing strategies, establishment of key strategic business relationships and growth of our customer base. We also provide a portion of our executive compensation in the form of equity incentive awards of our common stock that vest over time, which we believe helps us to retain our executives and aligns their interests with those of our stockholders by allowing those executives to participate in the longer-term success of our company, as reflected in stock price appreciation.

        We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets overall compensation for executives near the median of compensation paid to similarly situated executives. Variations to this general target may occur as dictated by the experience level of the individual executive as well as by market forces. We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. However, we recognize that information regarding pay practices at other companies is useful both to ensure that our compensation practices are competitive in the marketplace and to assess the reasonableness of our compensation programs. In making compensation decisions, the compensation committee relies upon data provided by third party sources, including the Radford Biotechnology Surveys. The third-party data on which we rely compares companies of comparable size, market capitalization, stage of development and geographic presence. Although the compensation committee reviews the total compensation paid to each of our executive officers, we view each compensation element to be distinct.

  Elements of Compensation

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  annual cash incentive awards;

  •
  equity awards;

  •
  employee benefits, including retirement plans and health, dental and life insurance; and

  •
  severance and change in control benefits.

        We have no policy, formal or informal, regarding the allocation of compensation between long-term and short-term or between cash and non-cash. Our compensation committee reviews information compiled from independent third-party sources and determines subjectively what the appropriate mix of compensation components should be.

  Base Salary

        Base salaries for our executive officers are established based on the scope of the executive's responsibilities and his or her prior relevant training, skills, knowledge and experience. In addition, our compensation committee considers salary data provided by third-party sources, as described above. We believe that our executives' base salaries should generally target the median range of salaries for executives with similar responsibilities in companies of comparable size and scope to us. Our compensation committee also evaluates each executive's base salary in reference to the other components of the executive's compensation to ensure that the executive's total compensation is in line with our overall compensation philosophy.

        Initially, our executives' base salaries are generally set pursuant to the terms of an employment offer letter agreement that we enter into with each executive officer. Our compensation committee then reviews the base salaries of our executives on at least an annual basis. If necessary, base salaries are adjusted by the compensation committee from time to time in order to reflect the promotion of an executive officer or to realign salaries with market levels, after taking into account such factors as individual performance, scope of responsibility and experience. In addition, base salaries for all employees, including our executive officers, are reviewed with respect to overall company performance. In January 2007, the independent members of our board of directors approved an overall merit increase for all employees, including our executive officers, in the amount of 4% over 2006 salary levels. The independent members of our board took this action, as they have similarly done in recent years, to account for increases in inflation and cost of living.

        In January 2007, Dr. Karabelas relinquished his responsibilities as interim president and chief executive officer and Kenneth M. Bate was appointed as our president and chief executive officer and elected a director. Upon his appointment as president and chief executive officer, Mr. Bate relinquished his responsibilities as our chief financial officer, chief operating officer, treasurer and secretary. Also in January 2007, James G. Ham, III, our then-vice president of finance, was appointed as our vice president, chief financial officer, treasurer and secretary. In recommending the base salary levels for Mr. Bate and Mr. Ham in their new positions, our compensation committee reviewed the salaries earned by executives in other companies in a comparable position to ours. Our compensation committee also analyzed each executive's base salary in reference to performance, scope of responsibility and experience.

  Annual Cash Incentive Awards

        Our executive officers are generally each eligible to receive an annual cash incentive award. These discretionary annual cash incentive awards are intended to provide incentives and to compensate executives for the achievement of both individual performance objectives and company-wide strategic, operational and financial goals. The target amounts of these annual cash incentive awards are calculated as a percentage of the applicable executive's base salary, with higher ranked executives typically compensated at a higher target percentage of base salary.

        The compensation committee works with the chief executive officer to develop corporate and individual goals that the committee believes can reasonably be achieved by each executive over the next year. The compensation committee reviews the company-wide goals and individual performance goals for each executive, the weighting of various goals for each executive and determines the formula used in determining potential bonus amounts based upon the achievement of those goals.

        Individual performance objectives are based upon the particular area of expertise of the executive and the executive's performance in attaining those objectives. In 2007, our corporate goals included objectives with respect to sales of our commercial product, BiDil® (isosorbide dinitrate/hydralazine hydrochloride); improving preferred coverage of BiDil through managed care plans; management of operating expenses; achievement of a financing transaction; and continued development of an extended release version of BiDil, known as BiDil XR™.

        In determining its recommendation for fiscal 2007 discretionary cash incentive awards, our compensation committee reviewed the goals established at the beginning of 2007 and assessed the level to which each goal had been achieved. The committee also reviewed the relative weight that had been attributed to each goal. In addition, the committee reviewed and assessed our company's strategic position at the end of 2007. After discussing and analyzing the results of our company's efforts in 2007, our compensation committee determined to pay all non-sales employees, including our executive officers, annual cash incentive awards at 75% of target level.

        The target award for each named executive officer as a percentage of base salary and the amounts earned for fiscal 2007 are as set forth below.

Name	Cash Incentive Award as a Target Percentage of Base Salary	Cash Incentive Award Amount Paid for 2007 Service
Kenneth M. Bate	50%	$144,375
James G. Ham, III	35%	$63,656
Gerald W. Bruce	50%	$90,000
Jane A. Kramer	35%	$58,094

        Dr. Letts and Dr. Worcel, as part-time employees and pursuant to their May 2007 transition agreement and March 2007 employment offer letter, respectively, were not eligible to receive an annual cash incentive award for service in 2007. In addition, Dr. Karabelas relinquished his responsibilities as interim president and chief executive officer in January 2007, and therefore was ineligible to receive a cash incentive award. Pursuant to his employment offer letter, Mr. Bruce is entitled to receive a guaranteed annual cash incentive award in the amount of $90,000 for the years 2006, 2007 and 2008. Additional information regarding Dr. Letts' transition agreement and Dr. Worcel's and Mr. Bruce's employment offer letters is set forth below under the heading "—Employment Agreements."

  Equity Awards

        Our equity incentive program is the primary vehicle we utilize to create long-term incentives for our executive officers. We believe that equity grants provide our executives with a direct, tangible link to our long-term performance and success. The vesting schedules for our equity awards complement our executive retention objectives by providing an incentive for our executive officers to remain in our employ for the duration of the vesting period. In addition, equity awards further align the interests of our executive officers and our stockholders. In determining the size of equity awards to our executive officers, the compensation committee considers third-party data related to executives in comparable positions, the executive's individual performance, the number of equity awards previously granted to the executive, the performance of our company and the recommendations of our management.

        Our compensation committee generally makes an initial equity award to new executives upon their hiring and then makes annual equity awards as part of our overall compensation program. These annual equity awards are typically granted to executives in conjunction with the review of the executive's individual performance and the achievement of company-wide objectives, which generally takes place at a meeting of the compensation committee held in the first quarter of each year. Additional equity awards may be made at meetings of the compensation committee throughout the year in connection with an executive's promotion or if the compensation committee determines that it is in our company's best interests to make an additional award to an individual or group of executive officers. All equity awards to executive officers are approved by either our compensation committee or a majority of our independent directors. Compensation committee meetings at which equity awards are made are scheduled without regard to anticipated earnings or other major announcements. Our compensation committee reviews all components of an executive's compensation when determining annual equity awards to ensure that an executive's total compensation conforms to our overall philosophy and objectives. We do not have any equity ownership guidelines for our executive officers.

        Stock Option Awards.    Our equity awards have typically taken the form of grants of options to purchase shares of our common stock. Our compensation committee sets the exercise price of all stock options to equal the closing price of our common stock as reported on The NASDAQ Global Market on the date of grant of the stock option. Typically, the options to purchase shares of our common stock that our compensation committee grants to executive officers vest in annual increments of 25% per year over the first four years of a ten-year option term. Vesting and exercise rights generally cease 90 days after the termination of an executive officer's employment, except in the case of death or disability. Prior to the exercise of an option, the holder of the option has no rights as a stockholder with respect to the shares of common stock subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

        In January 2007, in connection with the cessation Dr. Karabelas' employment as our interim chief executive officer and president, the independent members of our board of directors modified the terms of certain option grants previously made to Dr. Karabelas in order to extend the exercise term of the vested portion of the options from three months following the cessation of Dr. Karabelas' employment to five years following the cessation of employment. The independent directors took this action in recognition of Dr. Karabelas' past service and contributions to our company.

        In May 2007, we entered into a transition agreement with Dr. Letts, pursuant to which he relinquished his responsibilities as our senior vice president, research and development and chief scientific officer and became our scientific and technology advisor. In conjunction with the execution of the transition agreement, our compensation committee modified each of Dr. Letts' outstanding option agreements to extend the period of exercisability of the vested portion of the options to two years following the end of the term of the transition agreement in May 2008. In addition, in the event of an early termination of the transition agreement by us, any of Dr. Letts' options that would have vested during the part-time period but for the early termination of the part-time period will vest immediately as of the date of the early termination. The compensation committee took this action in recognition of Dr. Letts' past service and contributions to our company.

        In January 2008, in connection with Manuel Worcel's relinquishment of his responsibilities as chief medical officer, our compensation committee modified the terms of certain option grants previously made to Dr. Worcel in order to extend the term of exercisability of the vested portion of the options from three months following the cessation of Dr. Worcel's employment to six months following the cessation of employment. The compensation committee took this action in recognition of Dr. Worcel's past service and contributions to our company.

        Restricted Stock Awards.    In March and April 2007, our compensation committee granted awards of restricted common stock to key employees and executive officers. These restricted stock awards are intended to help retain our employees, including our executive officers, by providing an opportunity for substantial capital appreciation and more predictable long-term incentive value.

        Pursuant to the terms and conditions of each restricted stock award, the restricted shares vest on the following schedule: 25% of the restricted shares vested on the date that was six months after the grant date; 25% of the restricted shares vested on the first anniversary of the grant date; and 50% of the restricted shares vest on the second anniversary of the grant date. Upon a change in control of our company or upon the termination of the officer's employment without cause, all unvested restricted shares shall immediately vest in full. In the event that the executive officer ceases to be employed by us for any reason or no reason, except as described in the preceding sentence, all of the restricted shares that are unvested at the time of the termination of employment will be immediately and automatically forfeited to us, without the payment of any consideration to the executive officer.

  Benefits and Other Compensation

        We maintain broad-based benefits that are provided to all employees, including health insurance, life and disability insurance, dental insurance and participation in a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. With respect to our 401(k) plan, we match employee contributions with shares of our common stock, subject to certain limitations and vesting rules.

        Pursuant to the terms of their offer letter agreements, during 2007 we reimbursed certain executive officers for expenses related to relocation to the Boston area, including for such items as moving household contents, buying and selling commissions and temporary housing. In addition, we provided certain executives with cost of living payments that were designed to assist those executives in their transition to the Boston area.

        We also utilize cash signing bonuses when certain executives and senior non-executives join us. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment and/or to create additional incentive for an executive to join our company.

        From time to time, we also utilize cash bonuses designed to retain key executives and employees. In January 2008, in conjunction with the implementation of a restructuring plan that includes the discontinuation of active promotional activities for BiDil and reductions in employee headcount, we entered into retention agreements with Mr. Bate and Mr. Ham and we entered into a retention and separation agreement with Ms. Kramer, which are described below under the heading "Retention Agreements."

  Severance and Change in Control Benefits

        We have entered into change in control agreements with our executive officers. In addition, we have established an executive severance benefit plan in which our executive officers participate. The terms of the executive severance benefit plan provide that officers must relinquish any severance benefits they would receive pursuant to their respective employment offer letters in order to participate in the plan. Pursuant to these arrangements, our executive officers are entitled to specified benefits in the event of a termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information regarding these benefits, as well as estimates of their value under various circumstances, under the heading, "Potential Payments Upon Termination or Change in Control" below.

        In connection with Mr. Bruce's cessation of employment in March 2008, Mr. Bruce will receive an aggregate amount of $447,261, representing salary and benefit continuation for a period of twelve months pursuant to our executive severance benefit plan, as well as bonus, housing allowance and cost of living payments pursuant to his separation agreement. In connection with Ms. Kramer's cessation of employment in April 2008, Ms. Kramer will receive an aggregate amount of up to $235,998, representing salary and benefit continuation for a period of up to twelve months pursuant to our executive severance benefit plan.

        We have reviewed the practices of comparable companies, and believe that our severance and change in control benefits are generally in line with severance benefits provided to executives in comparable circumstances. Our change in control agreements, which address what benefits an executive would receive in the event that his or her employment were terminated as a result of a change in control of our company, are structured on a "double trigger" basis. The "double trigger" structure means that a change in control of the company does not itself trigger the benefits offered under the agreement; rather, benefits are only paid if the executive's employment is terminated during a specified period after the change in control. We believe that a "double trigger" benefit maximizes shareholder value by preventing an unintended windfall to executives in the event of a "friendly" change in control, while also providing our executives with appropriate incentives to cooperate in negotiating any potential change in control transaction which they believe may result in the termination of their employment.

  Retention Agreements

        In January 2008, we announced the implementation of a restructuring plan that includes the discontinuation of active promotional activities for BiDil and substantial reductions in employee headcount. In conjunction with this restructuring action, in January 2008 we entered into retention agreements with certain of our named executive officers in order to provide an additional financial incentive for those officers to remain with us during a challenging period of time for our company. Pursuant to the terms of the retention and separation agreement that we entered into with Ms. Kramer, Ms. Kramer earned a retention payment in the amount of $48,910 upon her separation of employment in April 2008. For a discussion of the terms of these retention agreements, see "Potential Payments Upon Termination or Change in Control" beginning on page 29.

  Tax Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to our company. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

        Effective January 1, 2006, we have accounted for share-based payments in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), or SFAS 123R. To date, the adoption of SFAS 123R has not had a material impact on our executive compensation policies and practices.

Summary Compensation Table

        The table below sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2007 and 2006 to (i) all individuals serving as our principal executive officer during fiscal year 2007, (ii) all individuals serving as our principal financial officer during fiscal year 2007, (iii) each of our three most highly compensated other executive officers who were serving as executive officers on December 31, 2007 and (iv) one additional person for whom disclosure would have been required pursuant to the proxy rules but for the fact that the individual was not serving as an executive officer on December 31, 2007, provided that in the case of (iii) and (iv) each person's total annual compensation exceeded $100,000 for the year ended December 31, 2007. We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Kenneth M. Bate(4) President and Chief Executive Officer and Interim Chief Financial Officer	2007 2006	381,958 236,539	— 50,000	— —	898,308 747,518	144,375 90,000	23,683 1,021	1,448,324 1,125,078
Argeris N. Karabelas, Ph.D.(5) Former Interim President and Chief Executive Officer	2007 2006	— —	— —	— —	539,976 1,528,124	— —	34,000 81,000	573,976 1,609,124
James G. Ham, III(6) Former Vice President, Chief Financial Officer, Treasurer and Secretary	2007 2006	241,713 206,816	— —	69,611 —	316,295 378,253	63,656 32,250	19,415 16,481	710,690 633,800
Gerald W. Bruce(7) Former Senior Vice President, Commercial Operations	2007 2006	239,533 199,269	— 45,000	78,999 —	184,043 275,028	90,000 90,000	127,488 83,220	720,063 692,517
Jane A. Kramer(8) Former Vice President, Corporate Affairs	2007 2006	221,312 212,800	— —	63,529 —	248,653 331,060	58,094 44,688	22,884 93,961	614,472 682,509
L. Gordon Letts, Ph.D.(9) Former Senior Vice President, Research and Development and Chief Scientific Officer	2007 2006	292,754 270,217	11,250 25,000	— —	823,938 826,318	— 56,746	23,970 23,998	1,151,912 1,202,279
Manuel Worcel, M.D.(10) Former Chief Medical Officer	2007 2006	277,401 206,744	— —	— —	491,230 624,039	— —	17,386 16,720	786,017 847,503

(1)
The fair value amount for grants of restricted common stock has been determined applying the principles outlined in SFAS 123R.

(2)
The fair value amount for options has been determined using the Black-Scholes option pricing model and applying the principles outlined in SFAS 123R. The assumptions used to calculate the fair value pursuant to SFAS 123R are discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2007, which is on file with the SEC.

(3)
The amounts listed in 2007 reflect cash incentive awards paid in fiscal year 2008 with respect to performance measures achieved in fiscal year 2007. The amounts listed in 2006 reflect cash incentive awards paid in fiscal year 2007 with respect to performance measures achieved in fiscal year 2006.

(4)
The amount listed under "All Other Compensation" in 2007 includes $15,706 related to health and dental benefits, $2,191 related to premiums on group life insurance and $5,786 related to 401(k) plan matching contributions. The amount listed under "Bonus" in 2006 reflects a sign-on bonus paid to Mr. Bate pursuant to his March 2006 employment offer letter. The amount listed under "All Other Compensation" in 2006 represents the payment of premiums with respect to group life insurance.

(5)
Dr. Karabelas was appointed our interim president and chief executive officer in March 2006 and relinquished his responsibilities in January 2007. The amount listed under "All Other Compensation" in 2007 includes $34,000 paid with respect to service on our board of directors. The amount listed under "All Other Compensation" in 2006 includes $40,000 paid with respect to cost of living expenses and $41,000 paid with respect to service on our board of directors. Additional information regarding compensation earned by Dr. Karabelas for his service on our board is included under the headings "Compensation of Directors" and "Director Compensation Table" below.

(6)
Mr. Ham relinquished his responsibilities as our vice president, chief financial officer, treasurer and secretary in April 2008. Mr. Ham was appointed our vice president, chief financial officer, treasurer and secretary in January 2007, having previously served as our vice president, finance since September 2004. The amount listed under "All Other Compensation" in 2007 includes $15,429 related to health and dental benefits, $2,167 related to premiums on group life insurance and $1,819 related to 401(k) plan matching contributions. The amount listed under "All Other Compensation" in 2006 includes $14,566 related to health and dental benefits and $1,915 related to premiums on group life insurance.

(7)
Mr. Bruce relinquished his responsibilities as our senior vice president, commercial operations in March 2008. The amount listed under "All Other Compensation" in 2007 includes $15,429 related to health and dental benefits, $2,158 related to premiums on group life insurance, $5,410 related to 401(k) plan matching contributions, $30,000 paid as a cost of living adjustment benefit and $74,491 related to housing reimbursement, including payment for state and federal taxes. The amount listed under "Bonus" in 2006 reflects a sign-on bonus paid to Mr. Bruce pursuant to his January 2006 employment offer letter. The amount listed under "All Other Compensation" in 2006 includes $15,175 related to health and dental benefits, $27,500 paid as a cost of living adjustment benefit and $40,545 related to temporary housing reimbursement, including payment for state and federal taxes.

(8)
Ms. Kramer relinquished her responsibilities as our vice president, corporate affairs in April 2008. The amount listed under "All Other Compensation" in 2007 includes $14,135 related to health and dental benefits, $2,098 related to premiums on group life insurance and $6,651 related to 401(k) plan matching contributions. The amount listed under "All Other Compensation" in 2006 includes $14,566 related to health and dental benefits, $449 related to premiums on group life insurance, $8,854 related to 401(k) plan matching contributions and $70,092 paid with respect to reimbursement of relocation expenses, including payment for state and federal taxes.

(9)
We entered into a transition agreement with Dr. Letts in May 2007, pursuant to which Dr. Letts relinquished his responsibilities as our senior vice president, research and development and chief scientific officer in May 2007 and became our scientific and technology advisor. The amount listed under "Bonus" in 2007 reflects an achievement bonus paid to Dr. Letts in connection with the licensing of certain non-strategic intellectual property rights, pursuant to the terms of his May 2007 transition agreement. The amount listed under "All Other Compensation" in 2007 includes $15,429 related to health and dental benefits, $2,191 related to premiums on group life insurance and $6,350 related to 401(k) plan matching contributions. The amount listed under "Bonus" in 2006 reflects a retention bonus paid to Dr. Letts in March 2006. The amount listed under "All Other Compensation" in 2006 includes $14,566 related to health and dental benefits, $1,132 related to premiums on group life insurance and $8,300 related to 401(k) plan matching contributions.

(10)
Dr. Worcel served as our chief medical officer from March 2007 to January 2008 and as our medical and scientific advisor from January 2006 to March 2007. Dr. Worcel previously served as our chief medical officer from August 2003 to January 2006. The amount listed under "All Other Compensation" in 2007 includes $15,429 related to health and dental benefits and $1,957 related to premiums on group life insurance. The amount listed under "All Other Compensation" in 2006 includes $14,566 related to health and dental benefits and $2,154 related to premiums on group life insurance.

Employment Agreement with Kenneth M. Bate

        In January 2007, we entered into an employment offer letter with Mr. Bate, pursuant to which he became our president and chief executive officer. The agreement specifies that Mr. Bate's employment by us will be at-will and supersedes any and all prior or contemporaneous agreements relating to Mr. Bate's employment by us, including without limitation the terms of a March 2006 offer letter relating to Mr. Bate's prior service as our chief financial officer, chief operating officer, secretary and treasurer, titles that he relinquished upon assuming the role of president and chief executive officer. The terms of the January 2007 offer letter provide that we will pay Mr. Bate an annual base salary of $385,000, subject to adjustments as may be determined by our board. In addition, the offer letter provides that Mr. Bate may be eligible for a discretionary cash incentive award of up to 50% of his annualized base salary. Our compensation committee will determine the annual cash incentive award based on both individual and corporate performance. In accordance with the terms of the offer letter, our independent directors granted Mr. Bate an option to purchase 500,000 shares of our common stock at an exercise price equal to $2.65 per share, which vests and becomes exercisable over four years in equal annual installments, subject to Mr. Bate's continued employment.

        For a discussion of severance, change of control and retention agreements by and between us and Mr. Bate, see "Potential Payments Upon Termination or Change of Control" beginning on page 29.

Agreements with Former Officers

        Argeris N. Karabelas, Ph.D.    In January 2007, Dr. Karabelas relinquished his responsibilities as our interim president and chief executive officer. In March 2006, we entered into an employment offer letter with Dr. Karabelas, which terminated in connection with the relinquishment of his responsibilities. The offer letter specified an initial annual base salary of $361,000, subject to adjustments. In addition, the offer letter provided that, should our compensation committee approve an annual bonus for fiscal year 2006, Dr. Karabelas would be eligible for a discretionary award of up to 50% of his annualized base salary. Pursuant to the terms of the offer letter, our independent directors granted Dr. Karabelas an option to purchase 225,000 shares of our common stock pursuant to the terms of our 2003 stock incentive plan. The option vested in 12 equal monthly installments beginning on the first month anniversary of the grant date, subject to Dr. Karabelas' continued employment, with an exercise price equal to $7.83 per share. The terms of the offer letter provided that all unvested shares would vest and become immediately exercisable in full in the event of a change of control of our company. In May 2006, in consideration for Dr. Karabelas' agreement to forego the salary and bonus to which he otherwise would have been entitled pursuant to his employment offer letter, our independent directors granted Dr. Karabelas an option to purchase 200,000 shares of our common stock at an exercise price equal to $4.12 per share. This option vested and became exercisable immediately upon grant. In connection with Dr. Karabelas' relinquishment of his responsibilities in January 2007, the independent members of our board modified the terms of the option grants made to Dr. Karabelas in March and May 2006 in order to extend the term of exercisability of the vested portion of the options from three months following the cessation of Dr. Karabelas' employment to five years following the cessation of employment.

        James G. Ham, III.    In September 2004, Mr. Ham became our vice president of finance. In January 2007, Mr. Ham was appointed our vice president, chief financial officer, treasurer and secretary. In conjunction with this appointment, our independent directors established Mr. Ham's 2007 salary at $242,500. In addition, our compensation committee subsequently set Mr. Ham's discretionary cash incentive award target at 35% of his annualized base salary, and granted Mr. Ham an option to purchase 25,000 shares of our common stock at an exercise price equal to $3.22 per share, which vests and becomes exercisable over four years in equal annual installments, subject to Mr. Ham's continued employment. Mr. Ham ceased to serve as our vice president, chief financial officer, treasurer and secretary on April 11, 2008.

        Gerald W. Bruce.    In January 2006, we entered into an employment offer letter with Mr. Bruce, pursuant to which Mr. Bruce became our vice president of sales. Pursuant to the terms of the offer letter, which terminated in connection with Mr. Bruce's separation of employment, we agreed to pay Mr. Bruce an annual base salary of $220,000, subject to adjustments thereafter as determined by our board. The offer letter specified that Mr. Bruce would be entitled to a sign-on bonus in the amount of $45,000. The offer letter further provided that Mr. Bruce would be entitled to a discretionary cash incentive award target of 50% of his annual base salary, based upon performance and the achievement of goals and objectives. The offer letter provided that Mr. Bruce would be guaranteed a minimum annual bonus payment in the amount of $90,000 for the performance years of 2006, 2007 and 2008. Pursuant to the terms of the offer letter, Mr. Bruce was also entitled to receive a monthly cost of living adjustment payment in the amount of $2,500 for 36 months beginning on the first month of his employment. The offer letter, as subsequently modified, also provided that we would reimburse Mr. Bruce up to a sum of $103,000, to be grossed up to account for applicable taxes, for relocation expenses and temporary housing. In connection with the commencement of his employment, Mr. Bruce was granted an option to purchase 40,000 shares of our common stock at an exercise price equal to $12.03 per share, which vested and became exercisable over four years in equal annual installments, subject to Mr. Bruce's continued employment. In April 2006, we also entered into a letter agreement with Mr. Bruce, pursuant to which we agreed to pay Mr. Bruce is $30,000 to help offset future relocation costs in the event his employment was terminated or his position was involuntarily and materially changed prior to June 30, 2008.

        In February 2008, we entered into a separation agreement with Mr. Bruce, pursuant to which Mr. Bruce relinquished his responsibilities as senior vice president, commercial operations on March 15, 2008. Pursuant to the terms of the separation agreement, we agreed to continue to reimburse Mr. Bruce with respect to the above-referenced relocation and temporary housing allowance through June 2008. The separation agreement also affirmed that Mr. Bruce is entitled to the above-referenced payment in the amount of $30,000 to help offset future relocation costs. In addition, if a change in control in our company occurs prior to December 31, 2008, Mr. Bruce will be entitled to receive a lump sum cash payment equal to 2.0 multiplied by (a) his highest annual base salary during the two-year period prior to the change in control date and (b) the highest of the following three cash incentive award scenarios: the average of his last two annual cash incentive award amounts received, his existing cash incentive award target or his existing cash incentive award guarantee; provided, however, that this cash payment will be reduced by the amount of severance payments that Mr. Bruce received pursuant to the terms of our executive severance benefit plan. In connection with Mr. Bruce's cessation of employment in March 2008, Mr. Bruce will receive an aggregate amount of $447,261, representing salary and benefit continuation for a period of twelve months pursuant to our executive severance benefit plan, as well as relocation and temporary housing allowance payments and cost of living payments set forth in his separation agreement.

        For a further discussion of payments we may be required to make to Mr. Bruce upon a change of control see "Potential Payments Upon Termination or Change of Control" beginning on page 29.

        Jane A. Kramer.    In August 2005, we entered into an employment offer letter with Ms. Kramer, pursuant to which Ms. Kramer became our vice president of corporate communications. Pursuant to the terms of the offer letter, which terminated in connection with her separation of employment, we agreed to pay Ms. Kramer an annual base salary of $210,000, subject to adjustments thereafter as determined by our board. The offer letter specified that Ms. Kramer would be entitled to a sign-on bonus of $40,000 in lieu of an annual performance bonus for fiscal year 2005. In addition, the offer letter provided that, should our compensation committee approve an annual bonus beginning in fiscal year 2006, Ms. Kramer would be eligible for a discretionary cash incentive award target of 23% of her annualized base salary. The offer letter also provided that we would reimburse Ms. Kramer up to a sum of $40,000 to defray the expenses associated with relocating to Massachusetts. Pursuant to the terms of the offer letter, Ms. Kramer was granted an option to purchase 42,000 shares of our common stock at an exercise price equal to $19.30 per share, which vested and became exercisable over four years in equal annual installments, subject to Ms. Kramer's continued employment.

        In January 2008, we entered into a retention and separation agreement with Ms. Kramer, pursuant to which Ms. Kramer relinquished her responsibilities as vice president of corporate affairs on April 15, 2008. The terms of the agreement provide that Ms. Kramer will receive, as incentive to remain employed by us until the earlier of (i) April 15, 2008 or (ii) termination in connection with a change in control, a payment equal to the sum of (a) 50% of her annualized base salary for a three month period plus (b) 100% of her target 2008 cash incentive award, pro-rated for three months. The terms of the agreement provide that these sums will be paid in a lump sum, less applicable state and federal taxes, within ten days of April 15, 2008. The agreement further provides that in order to receive the retention benefits set forth above, Ms. Kramer must remain employed by us until April 15, 2008. In accordance with the terms of the agreement, Ms. Kramer earned a retention payment in the amount of $48,910 upon her separation of employment in April 2008. Pursuant to the terms of the agreement, Ms. Kramer agrees to cooperate with us following her separation from the company in order to assist us in any matter relating to her services to the company or in the defense or prosecution of any claims or actions. Pursuant to the terms of the agreement, Ms. Kramer also provided us with a complete waiver and release of all claims that she may have against us. In addition, in connection with Ms. Kramer's cessation of employment in April 2008, Ms. Kramer will receive an aggregate amount of up to $235,998, representing salary and benefit continuation for a period of up to twelve months pursuant to our executive severance benefit plan.

        L. Gordon Letts, Ph.D.    In May 2007, we entered into a transition agreement with Dr. Letts, pursuant to which he resigned as our senior vice president, research and development and chief scientific officer. Pursuant to the terms of the transition agreement, the terms of the offer letter that we had previously entered into with Dr. Letts in November 1993 were superseded. The transition agreement provides that, for a period of twelve months following May 2007, Dr. Letts will continue as an at-will, non-executive, part-time employee in the capacity of scientific and technology advisor, for which he will receive an annualized salary of $300,000. The transition agreement provides that Dr. Letts will not be eligible to participate in our annual cash incentive award program. Pursuant to the terms of the transition agreement, if the 12-month part-time period is terminated by us without cause (excluding a termination in connection with a change in control), Dr. Letts is entitled to receive: (i) that portion of his annual salary that has not already been paid during the part-time period, (ii) a continuation of his annualized salary for an additional 12 months and (iii) contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage for a period of 12 to 18 months, depending on the time of termination. The transition agreement further provides that if the part-time period concludes in the ordinary course, Dr. Letts shall be entitled to receive (i) continuation of his then-current annual base salary for a period of 12 months and (ii) COBRA contributions for a period of 12 months from the conclusion of the part-time period in the normal course.

        Pursuant to the terms of the transition agreement, if a change of control occurs during the part-time period and Dr. Letts' employment is terminated without cause of for good reason within 12 months following the change in control, he is entitled to receive a lump sum cash payment representing his base salary through the date of termination, any deferred but unpaid compensation, any accrued vacation pay and a severance payment amount equal to his highest annual base salary during the two-year period prior to the change in control date. Dr. Letts will also be entitled to continuation of benefits for a period of 12 months after the date of termination, subject to offset if a subsequent employer offers benefits on terms at least as favorable as those offered by our company. In addition, 100% of the then outstanding and unexercisable options to purchase shares of our common stock held by Dr. Letts will become immediately exercisable in full. The terms of the transition agreement also provide that if we enter into an agreement relating to the sale, licensing or co-promotion of certain intellectual property rights during the part-time period, Dr. Letts will receive an amount equal to 1.5% of any upfront cash payment made to us pursuant to that transaction.

        Pursuant to the terms of the transition agreement, each of Dr. Letts' outstanding option agreements was modified upon execution of the transition agreement to provide that (a) upon the conclusion of the part-time period in the normal course, the period of exercisability of the vested portion of the options shall be two years following such cessation of employment and (b) in the case of an early termination of the part-time period by us without cause (excluding a termination in connection with a change in control), (i) any options that would have vested during the part-time period but for the early termination of the part-time period will vest immediately as of the date of the early termination and (ii) the period of exercisability of the vested portion of the options shall equal the sum of (X) two years and (Y) the number of days remaining in the part-time period following the date of the early termination of the part-time period.

        For a further discussion of payments we may be required to make to Dr. Letts upon an early termination of the part-time period or a change of control see "Potential Payments Upon Termination or Change of Control" beginning on page 29.

        Manuel Worcel, M.D.    Dr. Worcel served as our chief medical officer from August 2003 to January 2006 and from March 2007 to January 2008. Dr. Worcel served as our medical and scientific advisor from January 2006 to March 2007. Dr. Worcel previously served as our president from September 1993 to August 2003 and as our chief executive officer and director from July 1993 to August 1997. In January 2006, we entered into an employment offer letter with Dr. Worcel, pursuant to which Dr. Worcel relinquished his responsibilities as our chief medical officer and became our medical and scientific advisor. Pursuant to the terms of the 2006 offer letter, we agreed to pay Dr. Worcel an annual base salary of $200,000, based on 2 full time days of service per week, subject to adjustments in accordance with normal business practices. The 2006 offer letter specified that Dr. Worcel would not be eligible to participate in our annual cash incentive award program. In March 2007, we entered into a new employment offer letter with Dr. Worcel, pursuant to which Dr. Worcel re-assumed his duties as our chief medical officer. Pursuant to the terms of the 2007 offer letter, we agreed to pay Dr. Worcel an annual base salary of $300,000, based on 3 full time days of service per week, subject to adjustments in accordance with normal business practices. The 2007 offer letter specified that Dr. Worcel would not be eligible to participate in our annual cash incentive award program. Dr. Worcel ceased to serve as our chief medical officer on January 17, 2008 and his March 2007 offer letter terminated.

Grants of Plan-Based Awards

        The following table sets forth certain information concerning grants of awards pursuant to plans made to our named executive officers during the fiscal year ended December 31, 2007.

							All Other Stock Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)			Grant Date Fair Value of Stock and Option Awards ($)(4)
								Exercise or Base Price of Option Awards ($)(3)
Name	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)
Kenneth M. Bate	— 01/19/2007		— —	192,500 —	— —	— —	— 500,000	— 2.65	— 785,000
Argeris N. Karabelas, Ph.D.	05/25/2007	(5)	—	—	—	—	15,000	2.67	25,800
James G. Ham, III	— 03/16/2007 03/16/2007	(6)	— — —	84,875 — —	— — —	— — 54,129	— 25,000 —	— 3.22 —	— 47,500 174,295
Gerald W. Bruce	— 03/16/2007	(6)	— —	120,000 —	— —	— 61,429	— —	— —	— 197,801
Jane A. Kramer	— 03/16/2007	(6)	— —	77,459 —	— —	— 49,400	— —	— —	— 159,068
L. Gordon Letts, Ph.D.	—		—	—	—	—	—	—	—
Manuel Worcel, M.D.	—		—	—	—	—	—	—	—

(1)
Unless otherwise noted in this table, all outstanding option grants were granted under our 2003 stock incentive plan, have a 10 year term and vest and become exercisable in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, subject to such named executive officer's continued service.

(2)
These amounts reflect the incentive awards that would have been paid for 2007 performance if such awards had been made at each named executive's target percentage of annual base salary. In 2007, the target percentage for each of Mr. Bate and Mr. Bruce was 50% of annual base salary, and the target percentage for each of Mr. Ham and Ms. Kramer was 35% of annual base salary.

(3)
The exercise prices of the option grants listed in this column reflect the closing price of our common stock on The NASDAQ Global Market on the date of grant.

(4)
The grant date fair value amount for option awards has been determined using the Black-Scholes option pricing model and applying the principles outlined in SFAS 123R. The grant date fair value amount for restricted stock awards has been determined applying the principles outlined in SFAS 123R. The assumptions used to calculate the fair value pursuant to SFAS 123R are discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2007, which is on file with the SEC.

(5)
In accordance with the terms of a director compensation program previously established by our board of directors, this option was awarded to Dr. Karabelas upon his re-election to our board at our 2007 annual meeting and vests and becomes exercisable on the first anniversary of the date of grant.

(6)
These restricted stock awards were granted under our 2003 stock incentive plan and the restrictions on these shares lapse, or vest, as follows: 25% of the restricted shares vested on the date that was six months after the grant date; 25% of the restricted shares vest on the first anniversary of the grant date; and 50% of the restricted shares vest on the second anniversary of the grant date.

Outstanding Equity Awards at 2007 Fiscal Year End

        The following table sets forth certain information concerning outstanding equity awards held by each named executive officer as of December 31, 2007.

						STOCK AWARDS
	OPTION AWARDS(1)						Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
						Number of Shares or Units of Stock That Have Not Vested (#)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kenneth M. Bate	260,001 0	239,999 500,000	7.83 2.65	03/20/2016 01/19/2017	(3)	— —	— —
Argeris N. Karabelas, Ph.D.	12,500 5,000 7,500 15,000 168,750 200,000 0	0 0 2,500 0 0 0 15,000	2.00 2.00 6.95 14.99 7.83 4.12 2.67	01/15/2012 11/19/2012 06/14/2014 05/16/2015 03/20/2016 05/17/2016 05/25/2017	(4) (5) (6) (4)	— — — — — — —	— — — — — — —
James G. Ham, III	30,000 5,000 6,625 32,000 10,000 8,750 0 —	10,000 5,000 19,875 0 30,000 26,250 25,000 —	18.98 14.99 11.46 8.06 2.84 2.17 3.22 —	09/13/2014 05/16/2015 01/30/2016 03/30/2016 08/16/2016 10/12/2016 03/16/2017 —	(7)	— — — — — — — 40,596	— — — — — — — 41,002
Gerald W. Bruce	10,000 43,000 10,000 12,500 —	30,000 0 30,000 37,500 —	12.03 8.06 2.84 2.17 —	02/27/2016 03/30/2016 08/16/2016 10/12/2016 —	(7)	— — — — 46,071	— — — — 46,532
Jane A. Kramer	21,000 956 43,000 10,000 8,750 —	21,000 2,866 0 30,000 26,250 —	19.30 12.02 8.06 2.84 2.17 —	09/01/2015 01/19/2016 03/30/2016 08/16/2016 10/12/2016 —	(7)	— — — — — 37,050	— — — — — 37,421
L. Gordon Letts, Ph.D.	3,465 24,660 65,000 55,000 75,000 18,750 46,875 42,500 8,600 43,000 10,000 8,750	0 0 0 0 0 6,250 15,625 42,500 25,800 0 30,000 26,250	1.30 2.00 2.00 2.00 7.98 7.55 10.21 14.99 12.02 8.06 2.84 2.17	06/16/2009 01/30/2011 03/12/2012 06/17/2013 12/01/2013 05/18/2014 07/19/2014 05/16/2015 01/19/2016 03/30/2016 08/16/2016 10/12/2016	(7)	— — — — — — — — — — — —	— — — — — — — — — — — —
Manuel Worcel, M.D.	102,000 19,250 30,000 55,000 68,359 18,750 46,875 42,500	0 0 0 0 0 6,250 15,625 42,500	0.72 1.30 2.00 2.00 7.98 7.55 10.21 14.99	01/26/2008 06/16/2009 01/30/2011 06/17/2013 12/01/2013 05/18/2014 07/19/2014 05/16/2015		— — — — — — — —	— — — — — — — —

(1)
Unless otherwise noted in this table, all outstanding option grants have a 10 year term and vest and become exercisable in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, subject to such named executive officer's continued service.

(2)
Market value represents the number of shares of restricted stock that have not vested as of December 31, 2007, multiplied by the closing price of our common stock on that date ($1.01).

(3)
180,000 shares of this option vest and become exercisable in twelve equal monthly installments beginning on the date that is one month following the date of grant and 320,000 shares of this option vest and become exercisable in 36 monthly installments beginning on the first anniversary of the date of grant.

(4)
This option vests and becomes exercisable on the first anniversary of the date of grant.

(5)
This option vested and became exercisable in twelve equal monthly installments beginning on the date that was one month following the date of grant.

(6)
This option vested and became immediately exercisable upon grant.

(7)
This option vested and became exercisable in two equal installments, the first on the date that is six months following the date of grant and the second on the first anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2007

        The following table sets forth certain information regarding the exercise of stock options and the vesting of restricted stock during the fiscal year ended December 31, 2007 by our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)(2)	Stock Awards Value Realized on Vesting($)(3)
Kenneth M. Bate	—	—	—	—
Argeris N. Karabelas, Ph.D.	—	—	—	—
James G. Ham, III	—	—	13,533	27,743
Gerald W. Bruce	—	—	15,358	31,484
Jane A. Kramer	—	—	12,350	25,318
L. Gordon Letts, Ph.D.	—	—	—	—
Manuel Worcel, M.D.	109,275	276,466	—	—

(1)
Value represents the difference between the exercise price per share and the fair market value per share of our common stock on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)
These shares represent the September 2007 lapse of restrictions, or vesting, with respect to 25% of the shares of restricted stock awarded pursuant to the terms of restricted stock agreements entered into in March 2007. The shares listed in this column include a portion of shares that were surrendered by the executive to us in satisfaction of tax withholding obligations incurred upon the lapse of restrictions, in accordance with the terms of the restricted stock agreements.

(3)
Value represents the fair market value per share of our common stock on the date of the lapse of restrictions, or vesting, multiplied by the number of shares acquired on vesting.

Potential Payments Upon Termination or Change in Control

Executive Severance Benefit Plan

        In March 2006, our board, acting upon the recommendation of the compensation committee, approved and adopted an executive severance benefit plan for the benefit of our officers. The plan was amended in August 2006 to increase the benefits available to officers who have been designated at the level of vice president by our board or by the compensation committee.

        The benefit plan provides severance benefits to those officers designated as participants under the plan by our board or the compensation committee who are terminated on or after March 30, 2006 and prior to the termination of the plan. Our board has determined that all of our senior vice presidents and vice presidents shall be designated as participants under the plan, except as specifically provided in the plan. An officer shall not be eligible to receive benefits under the plan if, among other things, he or she is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the plan will supersede such offer letter. In that event, any severance provision contained in the officer's offer letter would remain in effect.

        The severance benefits provided under the benefit plan to eligible participants who are terminated without cause consist of:

Key Plan Elements	Senior Vice President and Above	Vice President
Severance	Salary continuation for a period of one year at base rate of pay.
Salary continuation for a period of six months at base rate of pay; if the executive remains unemployed throughout and at the conclusion of the initial six month period, the executive shall receive an additional six month period of salary continuation. However, if at any time during such additional six month period the executive secures new employment, the benefits terminate immediately.
Benefit Continuation
Contributions to the cost of COBRA health and dental insurance coverage on the same basis as our contribution to our health and dental insurance coverage immediately before the executive's termination for a period of one year, provided that if the executive secures new employment, the continued contributions shall end when the new employment begins.
Contributions to the cost of COBRA health and dental insurance coverage on the same basis as our contribution to our health and dental insurance coverage immediately before the executive's termination for a period of six months, provided that if the executive secures new employment, the contributions end when the new employment begins. If the executive remains unemployed throughout and at the conclusion of the initial six month period, the executive shall receive an additional six month period of benefits continuation. However, if at any time during such additional six month period the executive secures new employment, the benefits terminate immediately.

        All severance and benefits are subject to the executive officer signing a severance agreement that includes a release and waiver of any claims the executive may have against our company.

        An executive is not eligible to receive the severance payment if he or she (i) voluntarily terminates his or her employment; (ii) retires; (iii) refuses to accept another position offered within our company of a comparable or higher base salary that is located within 50 miles of the facility where the executive performed his or her principal duties; (iv) is terminated for cause; (v) is eligible to receive severance pursuant to a severance provision contained in an individual offer letter and has not agreed that the terms of the plan shall supersede that provision; or (vi) is terminated under circumstances governed by his or her individual written change of control agreement.

Severance Agreement with Kenneth M. Bate

        Pursuant to the terms of a severance agreement we entered into with Mr. Bate in January 2007, Mr. Bate is entitled to receive, in addition to the benefits afforded individuals at the level of senior vice president or higher set forth in our executive severance benefit plan, a payment equal to his then-current annual cash incentive award target percentage at the date of termination, multiplied by Mr. Bate's then-current annual base salary.

Change in Control Agreement with Kenneth M. Bate

        In January 2007, we entered into a change in control agreement with Mr. Bate, which provides that in the event a change in control occurs during the term of the agreement and his employment is terminated within 12 months after such change in control without cause by the company or by Mr. Bate for good reason, then he will receive a lump sum cash payment representing his base salary through the date of termination, any deferred but unpaid compensation, any accrued vacation pay and a severance payment amount equal to his highest annual base salary during the two-year period prior to the change in control date. In addition, Mr. Bate will receive a payment equal to his then-current annual cash incentive award target percentage at the date of termination, multiplied by Mr. Bate's highest annual base salary during the two-year period prior to the change in control date. He will also be entitled to continuation of benefits for a period of 12 months after the date of termination, subject to offset if a subsequent employer offers benefits on terms at least as favorable as those offered by our company. The agreement also provides that 100% of the then outstanding and unexercisable options to purchase shares of our common stock held by Mr. Bate will become immediately exercisable in full. The agreement has an initial term ending on December 31, 2008; provided that commencing on January 1, 2009 and each January 1 thereafter, the term of the agreement will be automatically extended for additional one-year periods unless the company gives 90 days prior written notice to Mr. Bate that the term will not be extended.

        The agreement also provides that, if within 12 months following the change in control date (i) Mr. Bate voluntarily terminates his employment with the company, (ii) his employment is terminated by reason of his death or disability or (iii) we terminate his employment for cause, (A) 100% of the then outstanding and unexercisable options to purchase shares of our common stock held by Mr. Bate will become immediately exercisable in full and (B) Mr. Bate will receive a lump sum within 30 days after the date of termination representing his base salary through the date of termination, any deferred but unpaid compensation, any accrued vacation pay (other than with respect to a termination for cause) and any other benefits not previously paid or provided that the company is required to pay or provide, or of which he is eligible.

        The agreement will expire upon the first to occur of:

  •
  the expiration of the term of the agreement, if the change in control date has not occurred during the term;

  •
  the termination of Mr. Bate's employment with our company prior to the change in control date;

  •
  the date that is 12 months after the change in control date, if Mr. Bate is still employed by the company on that date; or

  •
  the fulfillment by the company of certain of its obligations under the agreement if Mr. Bate's employment with the company terminates within 12 months following the change in control date.

        The agreement also provides that our company shall require any successor to all or substantially all of our business or assets to assume and agree to perform the agreement to the same extent that we would be required to perform it if no such succession had taken place.

Retention Agreement with Kenneth M. Bate

        In January 2008, we entered into a retention agreement with Mr. Bate. The retention agreement provides that Mr. Bate will receive, as incentive to remain employed by us until the earlier of (i) July 15, 2008, (ii) termination of his employment in our sole discretion (the actual date of separation being referred to as deemed the separation date) or (iii) termination under the terms of his change in control agreement described above, a payment equal to 50% of his annualized base salary for a six month period. In addition, the retention agreement provides that Mr. Bate is eligible to receive 100% of his target 2008 cash incentive award, pro-rated for six months, which may be paid to Mr. Bate solely at the discretion of our board of directors. The retention agreement provides that these amounts will be paid in a lump sum, less applicable state and federal taxes, within ten days of the earlier of July 15, 2008 or the separation date. The retention agreement further provides that in order to receive the retention benefits set forth above, Mr. Bate must remain employed by us until the earlier of July 15, 2008 or the separation date, and upon separation of his employment he must execute a complete release of all claims against us. Pursuant to the terms of the retention agreement, Mr. Bate also agrees to cooperate with us following any separation date in order to assist us in any matter relating to his services to the company or in the defense or prosecution of any claims or actions.

        The following table sets forth the payments that we would be required to make to Mr. Bate in connection with his termination of employment under the circumstances described above, assuming that such termination had taken place on December 31, 2007. At December 31, 2007, none of Mr. Bate's vested or unvested options had an exercise price less than $1.01, which represents the closing price of our common stock on The NASDAQ Global Market on that date. Therefore, upon termination on December 31, 2007, Mr. Bate would not recognize any financial benefit from option awards.

Circumstances of Termination	Cash Payment($)	Benefits Continuation($)	Total($)
Termination by the company without cause, not following a change in control	577,500	15,919	593,419
Termination by the company without cause or by the executive officer with good reason within 12 months following a change in control	577,500	15,919	593,419

Separation Agreement with Gerald W. Bruce

        In February 2008, we entered into a separation agreement with Mr. Bruce, pursuant to which Mr. Bruce relinquished his responsibilities as senior vice president, commercial operations on March 15, 2008. Pursuant to the terms of the separation agreement, we agreed to continue to reimburse Mr. Bruce with respect to previously agreed upon relocation and temporary housing allowance through June 2008. The separation agreement also affirmed that Mr. Bruce is entitled to a previously agreed upon payment in the amount of $30,000 to help offset future relocation costs. In addition, if a change in control in our company occurs prior to December 31, 2008, Mr. Bruce will be entitled to receive a lump sum cash payment equal to 2.0 multiplied by (a) his highest annual base salary during the two-year period prior to the change in control date and (b) the highest of the following three cash incentive award scenarios: the average of his last two annual cash incentive award amounts received, his existing cash incentive award target or his existing cash incentive award guarantee; provided, however, that this cash payment will be reduced by the amount of severance payments that Mr. Bruce received pursuant to the terms of our executive severance benefit plan.

        In connection with Mr. Bruce's cessation of employment, Mr. Bruce will receive an aggregate amount of $447,261, representing salary and benefit continuation for a period of twelve months pursuant to our executive severance benefit plan, as well as relocation and temporary housing allowance payments and cost of living payments set forth in his separation agreement. In the event that a change in control in our company occurs prior to December 31, 2008, Mr. Bruce will be entitled to receive an additional lump sum cash payment in the amount of $360,000, which represents the change in control payment described above, assuming for this purpose that the highest incentive cash award scenario is his existing cash incentive award target, and after deducting the payment he is entitled to receive under our executive severance benefit plan.

Transition Agreement with L. Gordon Letts, Ph.D.

        In May 2007, we entered into a transition agreement with Dr. Letts, pursuant to which he resigned as our senior vice president, research and development and chief scientific officer. Pursuant to the terms of the transition agreement, for a period of twelve months following May 2007, Dr. Letts will continue as an at-will, non-executive, part-time employee in the capacity of scientific and technology advisor. Pursuant to the terms of the transition agreement, if the 12-month part-time period is terminated by us without cause (excluding a termination in connection with a change in control), Dr. Letts is entitled to receive: (i) that portion of his annual salary that has not already been paid during the part-time period, (ii) a continuation of his annualized salary for an additional 12 months and (iii) contributions to the cost of COBRA health and dental insurance coverage for a period of 12 to 18 months, depending on the time of termination. The transition agreement further provides that if the part-time period concludes in the ordinary course, Dr. Letts shall be entitled to receive (i) continuation of his then-current annual base salary for a period of 12 months and (ii) COBRA health and dental insurance coverage contributions for a period of 12 months from the conclusion of the part-time period in the normal course. Each of Dr. Letts' outstanding option agreements was modified upon execution of the transition agreement to provide, among other things, that in the case of an early termination of the part-time period by us without cause (excluding a termination in connection with a change in control), any options that would have vested during the part-time period but for the early termination of the part-time period will vest immediately as of the date of the early termination.

        Also pursuant to the terms of the transition agreement, if a change of control occurs during the part-time period and Dr. Letts' employment is terminated without cause of for good reason within 12 months following the change in control, he is entitled to receive a lump sum cash payment representing his base salary through the date of termination, any deferred but unpaid compensation, any accrued vacation pay and a severance payment amount equal to his highest annual base salary during the two-year period prior to the change in control date. Dr. Letts will also be entitled to continuation of benefits for a period of 12 months after the date of termination, subject to offset if a subsequent employer offers benefits on terms at least as favorable as those offered by our company. In addition, 100% of the then outstanding and unexercisable options to purchase shares of our common stock held by Dr. Letts will become immediately exercisable in full.

        The following table sets forth the payments that we would be required to make to Mr. Letts in connection with his termination of employment under the circumstances described above, assuming that such termination had taken place on December 31, 2007. At December 31, 2007, none of Dr. Letts's vested or unvested options had an exercise price less than $1.01, which represents the closing price of our common stock on The NASDAQ Global Market on that date. Therefore, upon termination on December 31, 2007, Dr. Letts would not recognize any financial benefit from option awards.

Circumstances of Termination	Cash Payment($)	Benefits Continuation($)	Total($)
Termination by the company without cause, not following a change in control	416,393	22,552	438,945
Termination by the company without cause or by the executive officer with good reason within 12 months following a change in control	300,000	15,919	315,919

Compensation of Directors

        We compensate our non-employee directors for service on our board of directors in the amount of $6,000 per quarter. The chairman of our board of directors is compensated an additional $10,000 per year. In addition, members of the audit committee receive $2,000 per committee meeting, and members of the compensation committee and nominating and corporate governance committee receive $1,000 per committee meeting. The chairman of the audit committee receives an additional $7,500 per year. The chairman of the compensation committee and the chairman of the nominating and corporate governance committee each receive an additional $5,000 per year. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and its committees.

        Directors are also eligible to participate in our 2003 stock incentive plan. Our board of directors has established a program under which each non-employee director is eligible to receive an option to purchase 20,000 shares of our common stock upon his appointment to our board and also is eligible to receive an annual grant of an option to purchase 15,000 shares of our common stock at each year's annual meeting at which he serves as a director. Options granted upon a director's initial election to our board of directors vest in four equal annual installments beginning on the first anniversary of the grant date. Options granted upon a director's reelection at our annual meeting of stockholders vest in full on the first anniversary of the date of grant. Currently, each option terminates on the earlier of ten years from the date of grant or 90 days after the optionee ceases to serve as a director, except in the case of death or disability, in which event the option terminates one year from the date of the director's death or disability. The exercise price of these options equals the fair market value of our common stock on the date of grant. On May 25, 2007, the date of our 2007 annual meeting of stockholders, we granted each of Mr. Cohen, Dr. Douglas, Dr. Horovitz, Dr. Karabelas, Mr. Leschly, Mr. Littlechild, Dr. Loscalzo, Mr. Scoon and Mr. Sobecki, our non-employee directors at that time, an option to purchase 15,000 shares of our common stock at an exercise price of $2.67 per share.

        The following table summarizes all compensation paid to or earned by our directors for fulfillment of their duties as directors in fiscal year 2007.

Director Compensation Table

Name	Fees Earned or Paid in Cash($)(1)	Option Awards($)(2)	Total($)
Argeris N. Karabelas, Ph.D.(3)	34,000	539,976	573,976
Kenneth M. Bate(4)	—	—	—
Robert S. Cohen(5)	40,000	40,127	80,127
Frank L. Douglas, M.D., Ph.D.(6)	24,000	92,003	116,003
Zola Horovitz, Ph.D.(7)	37,000	42,946	79,946
Mark Leschly(8)	38,000	42,946	80,946
John W. Littlechild(9)	32,000	42,946	74,946
Joseph Loscalzo, M.D., Ph.D.(10)	24,000	4,908	28,908
Davey S. Scoon(11)	47,500	66,774	114,274
Christopher J. Sobecki	24,000	23,785	47,785

(1)
Unless otherwise specified, the amount listed under "Fees Earned or Paid in Cash" represents cash compensation earned and paid in fiscal year 2007.

(2)
These values reflect grant date fair value using the Black-Scholes option pricing model and applying the principles outlined in SFAS 123R. For stock options granted to non-employees, we recognize compensation expense in accordance with the requirements of Emerging Issues Task Force No. 96-18, or EITF 96-18. Pursuant to EITF 96-18, non-employee stock options are remeasured at each reporting date utilizing the Black-Scholes option pricing model. Two of our directors, Dr. Douglas and Dr. Loscalzo, have previously received options in connection with their service on our then-current scientific advisory board, for which we apply the provisions of EITF 96-18. The assumptions used to calculate the fair value pursuant to SFAS 123R and EITF 96-18 are discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2007, which is on file with the SEC.

(3)
The amount listed under "Option Awards" includes the grant fair value date of options Dr. Karabelas received pursuant to his appointment as our interim chief executive officer in March 2006 and his May 2006 agreement to forego any salary or bonus payments to which he would otherwise have been entitled pursuant to the terms of his employment offer letter. Dr. Karabelas relinquished his responsibilities as our interim president and chief executive officer in January 2007. Additional information regarding compensation earned by Dr. Karabelas in his capacity as our interim president and chief executive officer from March 2006 to January 2007 is included under the heading "—Summary Compensation Table" above.

(4)
In January 2007, Mr. Bate was named our president and chief executive officer and was also elected a director. Additional information regarding compensation earned by Mr. Bate in his capacity as our president and chief executive officer, as well as in his previous capacity as our chief financial officer, chief operating officer, treasurer and secretary, is included under the heading "Summary Compensation Table" above.

(5)
In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under "Fees Earned or Paid in Cash" with respect to Mr. Cohen includes $5,000 earned in 2007 but paid in 2008.

(6)
The amount listed under "Option Awards" with respect to Dr. Douglas includes a reversal of stock-based compensation expense for the year ended December 31, 2007 that we recognized with respect to options Dr. Douglas previously received in connection with his service on our then-current scientific advisory board.

(7)
In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under "Fees Earned or Paid in Cash" with respect to Dr. Horovitz includes $5,000 earned in 2007 but paid in 2008.

(8)
In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under "Fees Earned or Paid in Cash" with respect to Mr. Leschly includes $2,000 earned in 2007 but paid in 2008.

(9)
In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under "Fees Earned or Paid in Cash" with respect to Mr. Littlechild includes $1,000 earned in 2007 but paid in 2008. Mr. Littlechild has returned to us the entire amount listed under "Fees Earned or Paid in Cash" that was earned in fiscal year 2007.

(10)
The amount listed under "Option Awards" with respect to Dr. Loscalzo includes a reversal of stock-based compensation expense for the year ended December 31, 2007 that we recognized with respect to options Dr. Loscalzo previously received in connection with his service on our then-current scientific advisory board.

(11)
In addition to cash compensation earned and paid in fiscal year 2007, the amount listed under "Fees Earned or Paid in Cash" with respect to Mr. Scoon includes $8,000 earned in 2007 but paid in 2008.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information as of December 31, 2007 about the securities authorized for issuance under our equity compensation plans, consisting of our 1993 equity incentive plan, our 2003 stock incentive plan and our 2003 employee stock purchase plan, as amended, which we refer to as the ESPP. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	4,747,755	$6.28	1,088,866
Equity compensation plans not approved by stockholders	—	—	—
Total	4,747,755	$6.28	1,088,866

(1)
Includes no shares of our common stock issuable under our 1993 equity incentive plan, 887,599 shares of our common stock issuable under our 2003 stock incentive plan and 201,267 shares of our common stock issuable under the ESPP.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee during the fiscal year ended December 31, 2007 were Messrs. Cohen, Leschly and Scoon. No member of the compensation committee was at any time during the fiscal year ended December 31, 2007, or formerly, an officer or employee of NitroMed or any subsidiary of NitroMed, nor has any member of the compensation committee had any relationship with NitroMed during the fiscal year ended December 31, 2007 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

        None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the compensation committee of NitroMed.

Report of the Compensation Committee

        The compensation committee has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with our company's management and, based on that review and discussion, the compensation committee recommended to our board of directors that the compensation discussion and analysis be included in this proxy statement.

By the compensation committee of the board of directors of NitroMed.

Mark Leschly (Chairman) Davey S. Scoon Robert S. Cohen

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Our audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Although stockholder ratification of the audit committee's appointment of Ernst & Young LLP is not required by law, our audit committee believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Board Recommendation

        The board of directors recommends a vote "FOR" the ratification of the selection of Ernst & Young LLP as NitroMed's independent registered public accounting firm for fiscal year ending December 31, 2008.

OTHER MATTERS

        Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

        The cost of solicitation of proxies will be borne by NitroMed. In addition to the solicitation of proxies by mail, officers and employees of NitroMed may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses of sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

        Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and number of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

        In order to be included in proxy material for the 2009 annual meeting of stockholders, stockholders' written proposed resolutions must be received by us at our principal executive offices, 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421 no later than December 17, 2008. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our secretary.

        In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our secretary at our principal offices not less than 60 days nor more than 90 days prior to the annual meeting of stockholders. The date of our 2009 annual meeting of stockholders has not yet been established, but assuming it is held on May 14, 2009, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2009 annual meeting would need to be provided to our secretary no earlier than February 13, 2009 and no later than March 15, 2009.

                      By Order of the Board of Directors,

                      MATTHEW A. EBERT
                      Secretary

Lexington, Massachusetts
April 16, 2008

        OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

PROXY
NITROMED, INC.
45 HAYDEN AVENUE, SUITE 3000
LEXINGTON, MASSACHUSETTS 02421
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2008

        The undersigned, revoking all prior proxies, hereby appoints Argeris N. Karabelas, Ph.D., and Kenneth M. Bate as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of common stock of NitroMed, Inc. (the “Company”) held of record by the undersigned on April 4, 2008 at the Annual Meeting of Stockholders to be held on Wednesday, May 14, 2008 at 1:00 p.m. local time and any adjournments thereof. The undersigned hereby directs Argeris N. Karabelas, Ph.D., and Kenneth M. Bate to vote in accordance with their best judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

NITROMED, INC.

May 14, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following ten (10) nominees as Directors of the Company.

NOMINEES

☐	FOR ALL	o	Argeris N. Karabelas, Ph.D.
	NOMINEES	o o	Kenneth M. Bate Robert S. Cohen
☐	WITHHOLD AUTHORITY FOR	o o	Frank L. Douglas, M.D., Ph.D. Zola Horovitz, Ph.D.
	ALL NOMINEES	o o	Mark Leschly John W. Littlechild
☐	FOR ALL EXCEPT (See instructions	o o	Joseph Loscalzo, M.D., Ph.D. Davey S. Scoon
	below)	o	Christopher J. Sobecki

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

					FOR	AGAINST	ABSTAIN

2.	To ratify the appointment by the audit committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.				☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

Dear Stockholder:

Please take note of the important information enclosed with this proxy card. There are matters related to the operation of the Company that require your prompt attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

NitroMed, Inc.

Signature of Stockholder			Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

TABLE OF CONTENTS
VOTING SECURITIES AND VOTES REQUIRED
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL ONE—ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
TRANSACTIONS WITH RELATED PERSONS
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Equity Compensation Plan Information
PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SOLICITATION OF PROXIES
REVOCATION OF PROXY
STOCKHOLDER PROPOSALS